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Exhibit 23.02

                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Macromedia, Inc.

We consent to incorporation herein by reference in this registration statement on Form S-8 of our reports dated April 30, 1999, relating to the consolidated balance sheets of Macromedia, Inc. and subsidiaries as of March 31, 1999 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999, and the related consolidated financial statement schedule, which reports appear in the March 31, 1999 Annual Report on Form 10-K of Macromedia, Inc.



/s/  KPMG, LLP

San Francisco, California
December 3, 1999